FORM 4                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no                                   Washington, D.C. 20549
longer subject to Section                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
16. Form 4 or Form 5                  Filed pursuant to Section 16(a) of the Securities Exchange Act of
obligations may continue.             1934, Section 17(a) of the Public Utility Holding Company Act of
See Instruction 1(b).                    1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)


1. Name and Address of              2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting Person(s) to
   Reporting Person*                   TOM BROWN, INC.                                         Issuer (Check all applicable)
AUSTIN, JR. EDWARD       H.                                                               ___ Director        ___  10% Owner
(Last)      (First)   (Middle)
                                                                                          ___ Officer (give   _X__ Other (specify
                                                                                                       title             below)'DD'
c/o Austin, Calvert & Flavin                                                                           below)
112 East Pecan, Suite 2800          3. IRS or Social          4. Statement for
   (Street)                            Security Number of        Month/Year
                                       Reporting Person          October 1997              Member of Group Owning 10%
                                       (Voluntary)

                                                              5. If Amendment,          7. Individual or Joint/Group Filing
                                                                 Date of Original          (Check Applicable Line)
                                                                 (Month/Year)               X  Form filed by One Reporting Person
San Antonio,      Texas      78205                                                         ---
(City)           (State)     (Zip)                                                         ___ Form filed by More than One
                                                                                               Reporting Person

 Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1. Title of Security  2. Transaction     3. Transaction  4. Securities Acquired (A)  5. Amount of   6. Ownership    7. Nature
   (instr. 3)            Date               Code            or Disposed of (D)          Securities     Form: Direct    of Indirect
                                            (Instr. 8)      (Instr. 3, 4 and 5)         Beneficially   (D) or          Beneficial
                                                                                        Owned at End   Indirect (I)    Ownership
                                           Code    V        Amount   (A) or Price       of Month       (Instr. 4)      (Instr.4)
                                                                     (D)                (Instr. 3
                      (Month/Day/Year)                                                  and 4)
_________________________________________________________________________________________________________________________________
Common Stock            10/17/97           P                1,000     A     24.625     1,000            I                (1)

Common Stock            10/17/97           P                1,000     A     24.625     3,000            I                (2)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

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

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

_______________________________________________________________________________________________________________________________
1. Title of Derivative Security     2. Conversion   3. Transaction    4. Transaction  5. Number of Derivative   6. Date
    (Instr. 3)                          or Exercise    Date              Code            Securities Acquired       Exercisable
                                        price of        (Month/           (Instr. 8)      (A) or Disposed of       and
                                        Derivative      Day/                              (D)                      Expiration
                                        Security        Year)                             (Instr. 3, 4 and 5)      Date
                                                                                                                   (Month/
                                                                                                                   Day/
                                                                                                                   Year)
                                                                                                               Date     Expira-
                                                                                                               Exer-    tion
                                                                      Code   V         (A)              (D)    cisable  Date
_______________________________________________________________________________________________________________________________



_______________________________________________________________________________________________________________________________
1. Title of Derivative Security     7. Title and    8. Price of       9. Number of            10. Ownership     11. Nature
    (Instr. 3)                          Amount of      Derivative        Derivative               Form of           of Indirect
                                        Underlying     Security          Securities               Derivative        Beneficial
                                        Securities     (Instr. 5)        Beneficially             Security:         Ownership
                                        (Instr. 3                        Owned at                 Direct (D)        (Instr. 4)
                                        and 4)                           End of                   or
                                                                         Month                    Indirect (I)
                                    Title  Amount or                     (Instr. 4)               (Instr. 4)
                                           Number of
                                            Shares
_______________________________________________________________________________________________________________________________





_______________________________________________________________________________
Explanation of Responses:

'DD' The reporting person may be deemed to be a member of a group holding equity securities of the Issuer. The filing of this report shall not be deemed an admission that the reporting person is a member of such group.

(1) The amount of securities shown in Columns 4 and 5 of Table I of this Form 4 is owned beneficially by Mary D. Austin, the reporting person's mother. The entire amount of the Issuer's securities held by his mother is reported herein. The reporting person disclaims any beneficial ownership of the Issuer's securities reported herein for purposes of Rule 16a-1(a) under the Securities Exchange Act of 1934 (the "Act") or otherwise.

(2) The amount of securities shown in Columns 4 and 5 of Table I of this Form 4 is owned beneficially by the estate of Edward H. Austin, Sr., the reporting person's father. The entire amount of the Issuer's securities held by his father's estate is reported herein. The reporting person disclaims any beneficial ownership of the Issuer's securities reported herein for purposes of Rule 16a-1(a) under the Act or otherwise.

Signature of reporting person



                             Edward H. Austin, Jr.            11/12/97
                        _______________________________    ______________
                        Edward H. Austin, Jr.                Date



                            STATEMENT OF DIFFERENCES

      The double dagger symbol shall be expressed as................'DD'